Exhibit 10.2

Execution Version

SECURITY AGREEMENT

Dated as of October 2, 2018

among

BASIC ENERGY SERVICES, INC.

and the other Debtors parties hereto

in favor of

UMB BANK, N.A.,

as Collateral Agent

TABLE OF CONTENTS

		PAGE

ARTICLE 1 Definitions		1
Section 1.01	Terms Generally	1
Section 1.02	Defined Terms	2

ARTICLE 2 Grant of Security Interest		8
Section 2.01	Grant of Security Interest	8
Section 2.02	Avoidance Limitation	8

ARTICLE 3 Representations and Warranties		9
Section 3.01	Title; No Other Liens	9
Section 3.02	Perfected First Priority Liens	9
Section 3.03	Debtor’s Legal Name; Jurisdiction of Organization; Chief Executive Office	9
Section 3.04	Certain Collateral	10
Section 3.05	Investment Property and Instruments	10
Section 3.06	Intellectual Property	11
Section 3.07	Certificates of Title	11
Section 3.08	Location of Collateral	11

ARTICLE 4 Covenants and Agreements		12
Section 4.01	Covenants in Priority Lien Debt Documents	12
Section 4.02	Maintenance of Insurance	12
Section 4.03	Maintenance of Collateral; Maintenance of Perfected Security Interest; Further Documentation; Filing Authorization; Further Assurances; Power of Attorney	12
Section 4.04	Delivery of Instruments and Documents	14
Section 4.05	Investment Property	15
Section 4.06	Collateral Accounts	17
Section 4.07	Intellectual Property	17
Section 4.08	Equipment	19
Section 4.09	Actions With Respect to Certain Collateral	20

ARTICLE 5 Limitation on Perfection of Security Interest		20
Section 5.01	Instruments	20
Section 5.02	Documents	20
Section 5.03	Letter of Credit Rights	21
Section 5.04	Fixtures	21
Section 5.05	Actions Outside United States	21

ARTICLE 6 Remedial Provisions		21
Section 6.01	General Interim Remedies	21
Section 6.02	Instruments and Payment Intangibles	22
Section 6.03	Pledged Equity	22
Section 6.04	Foreclosure	23

i

ii

SCHEDULES

Schedule 3.3(a)	Organization & Location Information
Schedule 3.3(b)	Notice Information
Schedule 3.4	Certain Collateral
Schedule 3.5(a)	Pledged Equity
Schedule 3.5(c)	Instruments
Schedule 3.6	Intellectual Property

ANNEXES

Annex I	Security Agreement Supplement
Annex II	Patent Security Agreement Supplement
Annex III	Trademark Security Agreement Supplement
Annex IV	Copyright Security Agreement Supplement

iii

SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of October 2, 2018 (this “Agreement”), is among BASIC ENERGY SERVICES, INC., a Delaware corporation (the “Issuer”), the undersigned subsidiaries of the Issuer (the Issuer and such undersigned subsidiaries collectively being the “Debtors”), and UMB BANK, N.A. in its capacity as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the holders of the Secured Obligations (as defined below).

INTRODUCTION

Reference is made to (i) the Indenture dated as of October 2, 2018 (as amended, restated or otherwise modified from time to time, the “Indenture”), among the Issuer, the other Debtors, and UMB Bank, N.A., as indenture trustee (in such capacity, the “Indenture Trustee”) and collateral agent pursuant to which the Issuer is issuing its 10.75% Senior Secured Notes due 2023 (the “Notes”) and the other Debtors have agreed to guarantee, among other things, the full payment and performance of all of the Issuer’s obligations under the Notes and the Indenture and (ii) the Collateral Agency Agreement dated as of October 2, 2018 (as amended, restated or otherwise modified from time to time, the “Collateral Agency Agreement”), among the Debtors, UMB Bank, N.A., as Indenture Trustee, representatives of the other holders of the Secured Obligations (as defined below) from time to time party thereto and UMB Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”).

In connection with the Indenture and the Collateral Agency Agreement, the Debtors are entering into this Agreement in order to secure the Debtors’ obligations under the Priority Lien Debt Documents and all other Secured Obligations (as defined below).

The Debtors share an identity of interest as members of a combined group of companies and will derive substantial direct and indirect economic and other benefits from the issuance of the Notes and incurrence of other Secured Obligations. Therefore, in consideration of the issuance of the Notes and other extensions of credit with respect to other Secured Obligations, the Debtors jointly and severally agree with the Collateral Agent as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Terms Generally.

(a) Terms defined above and elsewhere in this Agreement shall have their specified meanings. Capitalized terms used herein but not defined herein shall have the meanings specified by the Collateral Agency Agreement and, to the extent not defined in the Collateral Agency Agreement, the Indenture. All terms used herein and defined in the UCC shall have the same definitions herein as specified therein.

(b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Debtor, shall refer to such Debtor’s Collateral or the relevant part thereof.

Section 1.02 Defined Terms. The following terms shall have the following meanings:

“ABL Collateral” means all of each Debtor’s right, title, and interest in and to the following property, in each case whether now owned or existing or hereafter acquired or arising:

(a) all Receivables (including unbilled accounts but excluding Accounts arising solely from the sale, assignment or other disposition of Collateral), Contracts, Chattel Paper and Inventory;

(b) all Specified ABL Collateral;

(c) all Deposit Accounts (other than Excluded Accounts) with any bank or other financial institution (including all cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto);

(d) all Securities Accounts (other than Securities Accounts that contain only the identifiable Proceeds of Collateral) with any securities intermediary (including any and all Investment Property and all funds or other property held therein or credited thereto);

(e) all Commodity Accounts (other than Commodity Accounts that contain only the identifiable Proceeds of Collateral) with any commodities intermediary (including any and all commodity contracts and all funds and other property held therein or credited thereto);

(f) all Records relating to the foregoing and all accessions to, substitutions for and replacements of the foregoing, together with all customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto; and

(g) to the extent not otherwise included, all Proceeds (including without limitation, all business interruption insurance and other insurance proceeds related to the above), Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

“Collateral” has the meaning specified in Section 2.01.

“Collateral Account” means, collectively, any Deposit or Securities Account that is maintained solely to hold identifiable cash and cash equivalents received from Asset Sales of Collateral, an event of loss relating to Collateral, foreclosures on or sales of Collateral or any other awards or proceeds of Collateral pursuant to the Security Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Security Documents, and interest earned thereon.

“Contracts” means all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) with any customer of any Debtor to which any Debtor now is, or hereafter will be, bound or a party, beneficiary or assignee thereof or thereto, in any event, including all contracts, undertakings, or agreements in or under which any Debtor may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Receivable.

“Control Agreement” means an agreement, in form and substance satisfactory to the Collateral Agent, among any Debtor, a banking institution or securities intermediary, as applicable, holding such Debtor’s funds and/or securities, and the Collateral Agent with respect to collection and control of all deposits, securities and other balances held in an account maintained by such Debtor with such banking institution or securities intermediary.

“Copyrights” means all of the following now owned or hereafter acquired by any Debtor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country and all extensions and renewals thereof, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including, without limitation, those listed in Schedule 3.6.

“Copyright Licenses” means any written agreement naming any Debtor as licensor or licensee (including, without limitation, those listed in Schedule 3.6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyright Security Agreement Supplement” means a supplement to this Agreement by each applicable Debtor in favor of the Collateral Agent (for the benefit of the holders of the Secured Obligations), substantially in the form of Annex IV hereto.

“Deposit Accounts” means all “deposit accounts” (as defined in the UCC) now or hereafter held in the name of any Debtor.

“Equipment” means all of each Debtor’s present or future owned or leased fixtures and equipment wherever located, including drilling platforms and Rigs and remotely operated vehicles, trenchers, and other equipment used by any Debtor for the provision of construction services, well operations services, oil and gas production services, contract drilling services, fluid services or other services, trucks, vehicles, motor vehicles, rolling stock, vessels, aircraft, tanks, well service units and equipment, fracturing test tanks, pumping equipment, fluid services equipment, disposal facilities and any manuals, instructions, blueprints, computer software (including software that is imbedded in and part of the equipment) and similar items which relate to the above, together with all parts thereof and all accessions and additions thereto.

“Excluded Accounts” means, collectively, (a) Collateral Accounts, (b) Deposit Accounts exclusively used for payroll, payroll taxes or employee benefits and (c) Deposit Accounts that have a balance of less than $250,000 at all times; provided that the aggregate balance of all such Deposit Accounts described under this clause (c) shall not exceed $2,000,000 in the aggregate at any time.

“Excluded Property” means the “Excluded Property” as defined in the Indenture.

“Fixtures” means any fixture or fixtures now or hereafter owned or leased by any of the Debtors, or in which any of the Debtors holds or acquires any other right, title or interest, constituting “fixtures” under the UCC.

“Intellectual Property” means all intellectual and similar property of any Debtor of every kind and nature now owned or hereafter acquired by any Debtor, including inventions, designs, Patents, Patent Licenses, Trademarks, Trademark Licenses, Copyrights, Copyright Licenses, domain names and domain name registrations, trade secrets, confidential or proprietary technical and business information, know-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, licenses for any of the foregoing and all license rights, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Inventory” means all of each Debtor’s present and future inventory, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Debtor for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Debtor’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies, and embedded software. “Inventory” shall also include inventory in joint production with another person, inventory in which any Debtor has an interest as consignor, and inventory that is returned to or stopped in transit by any Debtor, and all combinations and products thereof; provided, that, for the avoidance of doubt, Inventory does not include Titled Equipment.

“Investment Property” means, other than any investment property constituting Excluded Property, all Equity Interests and other investment property now owned or hereafter acquired by any Debtor, including all securities, whether certificated or uncertificated.

“Licenses” means any Patent License, Trademark License, Copyright License or other license or sublicense to which any Debtor is a party, including any franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

“Material Real Property” has the meaning ascribed to this term in the Indenture.

“Patents” means all of the following now owned or hereafter acquired by any Debtor:

(a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other country, including, without limitation, any of the foregoing referred to in Schedule 3.6, and

(b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Patent License” means all agreements, whether written or oral, providing for the grant by or to any Debtor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 3.6).

“Patent Security Agreement Supplement” means a supplement to this Agreement by each applicable Debtor in favor of the Collateral Agent (for the benefit of the holders of the Secured Obligations), substantially in the form of Annex II hereto.

“Payment Item” each check, draft or other item of payment payable to a Debtor that constitutes proceeds of any Collateral.

“Perfection Certificate” means that certain Perfection Certificate dated as of October 2, 2018, delivered by the Debtors to the Collateral Agent.

“Permitted Liens” means any Liens that are permitted under Section 3.6 of the Indenture and each of the other Priority Lien Debt Documents (for the avoidance of doubt, no Lien shall be a Permitted Lien if it is not permitted under Section 3.6 of the Indenture or any of the other Priority Lien Debt Documents).

“Permitted Prior Liens” has the meaning ascribed to this term in the Indenture.

“Permitted Titled Equipment Lien” means a Permitted Prior Lien on Titled Equipment for which the lienholder has perfected its security interest by notation of the certificate of title with respect to such Titled Equipment.

“Pledged Equity” means, with respect to each Debtor, (a) other than any shares or equity interests constituting Excluded Property, all shares or other Equity Interests held by such Debtor in any corporations or other entities (including, without limitation, those corporations or other entities described in Schedule 3.5(a) that are directly held by such Debtor), together with all warrants to purchase, all depositary shares and all other rights of such Debtor in respect of such equity interests, (b) all certificates, instruments or other documents evidencing same and registered or held in the name of, or otherwise in the possession of, such Debtor, and (c) all present and future payments, dividend distributions, instruments, compensation, property, assets, interests and rights in connection with or related to the equity interests described in clause (a) above, and all monies due or to become due and payable to such Debtor in connection with or related to such equity interests or otherwise paid, issued or distributed in respect of or in exchange therefor (including, without limitation, all proceeds of dissolution or liquidation).

“Priority Lien Obligations” has the meaning ascribed to this term in the Collateral Agency Agreement.

“Proceeds” means all of each Debtor’s present and future (a) proceeds of the Collateral, whether arising from the collection, sale, lease, exchange, assignment, licensing, or other disposition of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under color of governmental authority), (c) claims against third parties for impairment, loss, damage, or impairment of the value of such property, and (d) any and all proceeds of, and all claims for, any insurance (other than business interruption insurance), indemnity, warranty or guaranty payable from time to time with respect to any of the Collateral.

“Receivables” means all of each Debtor’s present and future Accounts, Accounts from Governmental Authorities, and Payment Intangibles, including those arising from the provision of services, sale of Inventory, or renting of equipment to the customers of any Debtor, and rights to payment under all Contracts, income tax refunds, and other rights to the payment of money, together with all of the right, title and interest of any of the Debtors in and to (a) all security pledged, assigned, hypothecated or granted to or held by any of the Debtors to secure the foregoing, (b) all of any of the Debtors’ right, title and interest in and to any goods or services, the sale of which gave rise thereto, (c) all guarantees, endorsements and indemnifications on, or of, any of the foregoing, (d) all powers of attorney granted to any of the Debtors for the execution of any evidence of indebtedness or security or other writing in connection therewith, (e) all credit information, reports and memoranda relating thereto, and (f) all other writings related in any way to the foregoing.

“Records” means all of each Debtor’s present and future books, accounting records, files, computer files, computer programs, correspondence, credit files, records, ledger cards, invoices, and other records primarily related to any other items of Collateral, including without limitation all similar information stored on a magnetic medium or other similar storage device and other papers and documents in the possession or under the control of any of the Debtors or any computer bureau from time to time acting for any of the Debtors.

“Rigs” means all of each Debtor’s present and future well service rigs, contract drilling rigs and any other onshore or offshore rigs of each Debtor.

“Secured Obligations” means (a) all principal, interest, premium (including any prepayment premiums, fees and make-whole amounts), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Issuer and the other Debtors that constitute Priority Lien Obligations (including any additional obligations that are from time to time designated as Priority Lien Obligations) and (b) any increases, extensions, renewals, replacements, and rearrangements of the foregoing Priority Lien Obligations under any amendments, supplements, and other modifications of the agreements creating the foregoing obligations, in each case, whether direct or indirect, absolute or contingent.

“Securities Accounts” means all securities accounts (as defined in the UCC) now or hereafter held in the name of any Debtor.

“Specified ABL Collateral” means all General Intangibles (excluding Trademarks, Patents, Copyrights and other Intellectual Property), Investment Property, Instruments, Documents, Letter-of-Credit Rights, Commercial Tort Claims and Supporting Obligations, in each case pertaining to the property described in clause (a) of the definition of ABL Collateral.

“State of Organization” means the jurisdiction of organization of each of the Debtors as listed on Schedule 3.3(a).

“Supporting Obligations” means all supporting obligations, including letters of credit and guaranties issued in support of Documents, General Intangibles, Instruments, or Investment Property.

“Titled Equipment” means any and all Equipment represented (or required to be represented) by a certificate of title issued under the laws of a State in the United States.

“Trademarks” means all of the following now owned or hereafter acquired by any Debtor: all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, including, without limitation, any of the foregoing referred to in Schedule 3.6.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Debtor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 3.6.

“Trademark Security Agreement Supplement” means a supplement to this Agreement, by each applicable Debtor in favor of the Collateral Agent (for the benefit of the holders of the Secured Obligations), substantially in the form of Annex III hereto.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

ARTICLE 2

GRANT OF SECURITY INTEREST

Section 2.01 Grant of Security Interest. Each Debtor hereby grants to the Collateral Agent, for the benefit of the holders of the Secured Obligations, a security interest in all of such Debtor’s right, title, and interest in and to the following property, whether now owned or hereafter acquired (the “Collateral”) to secure the payment and performance of the Secured Obligations:

(a) all Equipment;

(b) all Fixtures related to Material Real Property;

(c) all Intellectual Property;

(d) all Investment Property (including without limitation the Pledged Equity), all Commercial Tort Claims, all Documents, all General Intangibles, all Instruments and all Letter of Credit Rights, in each case, for the avoidance of doubt, not constituting ABL Collateral;

(e) all Collateral Accounts;

(f) all Records relating to the foregoing and all additions, accessions and improvements to, all substitutions and replacements of the foregoing, and

(g) to the extent not otherwise included, all Proceeds of the foregoing, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding anything to the contrary contained herein or in any other Priority Lien Debt Document, this Agreement shall not constitute nor evidence a grant of a security interest, collateral assignment or any other type of Lien in Excluded Property provided further, that the Proceeds of Excluded Property shall not constitute Excluded Property solely by virtue of being Proceeds thereof but only to the extent that such Proceeds otherwise independently constitute Excluded Property hereunder.

To the extent that the Collateral is not subject to the UCC, each Debtor collaterally assigns all of such Debtor’s right, title, and interest in and to such Collateral to the Collateral Agent, for the benefit of the holders of the Secured Obligations, to secure the payment and performance of the Secured Obligations to the full extent that such a collateral assignment is possible under the relevant Law.

Section 2.02 Avoidance Limitation. Notwithstanding Section 2.01 above, the amount of any Debtor’s Secured Obligations that are secured by its rights in Collateral subject to a Lien in favor of the Collateral Agent hereunder or under any other Security Document shall be limited to the extent, if any, required so that the Liens it has granted under this Agreement shall not be subject to avoidance under Section 548 of the Bankruptcy Code of the United States or to being set aside or annulled under any applicable Law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Debtor’s Secured Obligations that are subject to the Lien on such Debtor’s Collateral hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Debtor may have under the Guaranty, any other agreement or applicable Law shall be taken into account.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce the Holders to purchase Notes from the Issuer under the Indenture and each other holder of Secured Obligations to extent credit under Priority Lien Debt Documents, each Debtor hereby represents and warrants to the Collateral Agent, for the benefit of the holders of the Secured Obligations, that:

Section 3.01 Title; No Other Liens. Except for the security interests granted to the Collateral Agent for the benefit of the holders of the Secured Obligations pursuant to this Agreement and the other Permitted Liens, such Debtor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such (a) as have been filed in favor of the Collateral Agent, for the benefit of the holders of the Secured Obligations, pursuant to this Agreement, and (b) as are permitted by the Priority Lien Debt Documents.

Section 3.02 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filing of a financing statement with respect to each Debtor describing the Collateral in the office located in the jurisdiction listed on Schedule 3.3(a) opposite such Debtor, the recording in the United States Patent and Trademark Office of the Trademark Security Agreement Supplement and the Patent Security Agreement Supplement and in the United States Copyright Office of the Copyright Security Agreement Supplement, as applicable, and the taking of all applicable actions in respect of perfection contemplated by Sections 4.04, 4.05, 4.06, 4.08 and 4.09 in respect of Collateral (in which a security interest cannot be perfected by the filing of a financing statement or such recordings in the United States Patent and Trademark Office or the United States Copyright Office), will constitute valid perfected security interests in all of the Collateral subject to Article 9 of the UCC in favor of the Collateral Agent, for the benefit of the holders of the Secured Obligations, as collateral security for such Debtor’s Secured Obligations, enforceable in accordance with the terms hereof and the UCC against all creditors of such Debtor and any Persons purporting to purchase any Collateral from such Debtor and (b) are prior to all other Liens on the Collateral except for Permitted Prior Liens (and subject to the limitations on perfection and method of perfection provided in Article 5).

Section 3.03 Debtor’s Legal Name; Jurisdiction of Organization; Chief Executive Office. On the date of this Agreement, each Debtor’s exact legal name is set forth on the signature page hereof, and from and after an amendment or modification thereto, on a written notification delivered to the Collateral Agent pursuant to Section 11.4(a) of the Indenture. On the date hereof, such Debtor’s jurisdiction of organization, type of legal entity, organizational identification number from the jurisdiction of organization (if any), and the location of such Debtor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 3.3(a).

Section 3.04 Certain Collateral. None of the Collateral constitutes, or is the Proceeds of, farm products and none of the Collateral has been purchased for, or will be used by any Debtor primarily for personal, family or household purposes. Except as set forth on Schedule 3.4 or Schedule 3.6 or otherwise notified to the Collateral Agent pursuant to Sections 4.07, 4.08 or 4.09, respectively:

(a) such Debtor holds no Commercial Tort Claims;

(b) such Debtor holds no interest in, title to or power to transfer, any Patents, Trademarks or Copyrights;

(c) such Debtor holds no interest in, title to or power to transfer any Intellectual Property that is registered or for which an application has been filed in the United States Patent and Trademark Office or the United States Copyright Office;

(d) such Debtor owns no vessels or aircraft.

Section 3.05 Investment Property and Instruments. (a) Each Debtor is the legal and beneficial owner of the Pledged Equity as set forth on Schedule 3.5(a). The Pledged Equity has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to the rights of any person to acquire such Pledged Equity, and none of the Pledged Equity constitutes margin stock (within the meaning of Regulation U issued by the FRB). Except as set forth on Schedule 3.5(a), on the date hereof, the Pledged Equity constitutes all of the issued and outstanding shares of stock or other equity interests of each of the respective issuers thereof and no such issuer has any obligation to issue any additional shares of stock or other equity interests or rights or options thereto.

(b) Except for filings contemplated by this Agreement and as may be required in connection with any disposition of any portion of the Pledged Equity by laws affecting the offering and sale of securities generally, no consent of any Person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority is required in connection with (i) the execution, delivery, performance, validity or enforceability of this Agreement, (ii) the perfection or maintenance of the security interest created hereby (including the first or second priority nature thereof), or (iii) the exercise by the Collateral Agent of the rights provided for in this Agreement.

(c) Each of the Instruments pledged by such Debtor hereunder constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general principles of equity. Schedule 3.5(c) lists all of the Instruments issued to or held by each Debtor as of the date hereof.

(d) Such Debtor is the record and beneficial owner of, and has good title to the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and other Permitted Liens.

Section 3.06 Intellectual Property. (a) Schedule 3.6 lists all Intellectual Property necessary for the conduct of such Debtor’s business as currently conducted that is owned by such Debtor in its own name on the date hereof.

(b) On the date hereof, all material Intellectual Property of such Debtor described on Schedule 3.6 is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person in any material respect.

(c) Except as set forth in Schedule 3.6, on the date hereof, none of such Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Debtor is the licensor or franchisor.

(d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Debtor’s rights in, any such Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

Section 3.07 Certificates of Title. The Perfection Certificate delivered to the Collateral Agent lists each item of Titled Equipment owned by a Debtor as of the date set forth therein which is located in a state where applicable Law requires the issuance of a certificate of title for such item of Titled Equipment and, to the extent listed therein, the owner, jurisdiction of registration, make, model and serial or vehicle identification number of each item of such Titled Equipment. The Collateral Agent may conclusively rely on such Perfection Certificate.

Section 3.08 Location of Collateral. All tangible items of Collateral, other than Equipment which is located at customer job sites, being used by employees in the ordinary course of business or being refurbished or repaired, shall at all times be kept by the Debtors at the business locations set forth in the Perfection Certificate delivered to the Collateral Agent as of the date set forth therein or such other locations inside the United States as the Issuer may specify in a written notice to the Collateral Agent, except that Debtors may (a) make dispositions of Collateral in accordance with Section 4.09(b) hereof, Section 3.5 of the Indenture and similar provisions of each of the other Priority Lien Debt Documents (provided, for the avoidance of doubt, that no disposition of Collateral shall be permitted hereunder unless it is made in accordance with each of Section 4.09(b) hereof, Section 3.5 of the Indenture and similar provisions of each of the other Priority Lien Debt Documents); and (b) move Collateral to another location in the United States, upon ten (10) Business Days prior written notice to the Collateral Agent.

ARTICLE 4

COVENANTS AND AGREEMENTS

Each Debtor covenants and agrees with the Collateral Agent and the holders of the Secured Obligations that, from and after the date of this Agreement until this Agreement terminates in accordance with Section 7.12(a):

Section 4.01 Covenants in Priority Lien Debt Documents. Such Debtor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Priority Lien Debt Default and no event that is or with the passage of time or the giving of notice (or both) would be a Priority Lien Debt Default is caused by the failure to take such action or to refrain from taking such action by such Debtor or any of its Restricted Subsidiaries.

Section 4.02 Maintenance of Insurance. Such Debtor will comply with the provisions of the Indenture and the other Priority Lien Debt Documents governing the maintenance of insurance for any of its assets constituting Collateral. All policies representing liability insurance of the Debtors shall name the Collateral Agent as additional insured in a form reasonably satisfactory to the Collateral Agent and all policies representing casualty insurance of the Debtors insuring Collateral shall name the Collateral Agent as loss payee in a form reasonably satisfactory to the Collateral Agent.

Section 4.03 Maintenance of Collateral; Maintenance of Perfected Security Interest; Further Documentation; Filing Authorization; Further Assurances; Power of Attorney. (a) Such Debtor shall maintain the Collateral that is material to the conduct of their respective businesses in good and insurable operating order, condition and repair. The Debtors shall pay all real estate and other taxes (except such as are contested in good faith and by appropriate negotiations or proceedings), and maintain in full force and effect all material permits, except, in each case, where the failure to effect such payment or maintain such permits is not adverse in any material respect to the holders of the Secured Obligations.

(b) Such Debtor shall maintain the security interest created by this Agreement as a perfected first priority security interest prior to all other Liens other than Permitted Prior Liens (and subject to the limitations on perfection and method of perfection provided in Article 5) and shall defend such security interest against the claims and demands of all Persons whomsoever.

(c) Such Debtor will furnish to the Collateral Agent from time to time (as set forth in the Indenture and the other Priority Lien Debt Documents) statements, schedules and perfection certificates (or supplements thereto) further identifying and describing the assets and property of such Debtor and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(d) Subject in each case to Article 5 and the Intercreditor Agreement (if applicable), each Debtor further agrees to take any other action reasonably requested by the Collateral Agent to ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the security interest in any and all of the Collateral including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that any Debtor’s signature thereon is required therefor; (ii) causing the Collateral Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Collateral Agent to enforce, the security interest in such Collateral; (iii) complying with any provision of any statute, regulation or treaty of the United States or any other country as to any Collateral if compliance with such provision is a condition to the attachment, perfection or priority of, or the ability of the Collateral Agent to enforce, the security interest in such Collateral; and (iv) taking all actions required by the UCC or by other law, as applicable in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction.

(e) Each Debtor hereby irrevocably authorizes the Collateral Agent, as directed by an Act of Required Priority Lien Debtholders, or its designee at any time and from time to time to file in any jurisdiction in which the Uniform Commercial Code has been adopted any initial financing statements and amendments thereto that describe the Collateral and contain any other information required by the UCC for the sufficiency or filing office acceptance of any initial financing statement or amendment. Each Debtor agrees to furnish any such information to the Collateral Agent promptly upon request. Each Debtor also ratifies its authorization for the Collateral Agent or its designee to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof and in respect of this Agreement. Notwithstanding the authorization provided to the Collateral Agent in this Section 4.03(e), each Debtor shall be responsible for filing (and in furtherance of such obligation, each Debtor is hereby authorized to file) (i) any and all financing statements, (ii) continuations thereof and (iii) amendments thereto approved or requested by the Collateral Agent and, in each case, shall promptly furnish copies of the filed statements to the Collateral Agent.

(f) During the existence of a Priority Lien Debt Default, subject to the Intercreditor Agreement:

(i) At the Collateral Agent’s request, each Debtor shall take any actions reasonably requested by the Collateral Agent with respect to such Priority Lien Debt Default, including diligently endeavoring to cure any material defect existing or claimed with respect to any Collateral, and taking all reasonably necessary and desirable steps for the defense of any legal proceedings affecting any Collateral, including the employment of counsel, the prosecution or defense of litigation, and the release or discharge of all adverse claims;

(ii) The Collateral Agent, whether or not named as a party to any legal proceedings, is authorized to take any additional steps as the Collateral Agent deems necessary or desirable for the defense of any such legal proceedings or the protection of the validity or priority of this Agreement and the liens, security interests, and assignments created hereunder, including the employment of independent counsel, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to any Collateral and the payment or removal of prior liens or security interests, and the reasonable expenses of the Collateral Agent in taking such action shall be paid by the Debtors; and

(iii) Each Debtor agrees that, if such Debtor fails to perform under this Agreement or any other Priority Lien Debt Document, the Collateral Agent may, but shall not be obligated to, perform such Debtor’s obligations under this Agreement or such other Priority Lien Debt Document, and any reasonable expenses incurred by the Collateral Agent in performing such Debtor’s obligations shall be paid by such Debtor. Any such performance by the Collateral Agent may be made in good faith by the Collateral Agent in reliance on any statement, invoice, or claim, without inquiry into the validity or accuracy thereof. The amount and nature of any expense of the Collateral Agent hereunder shall be conclusively established by a certificate of any officer of the Collateral Agent absent manifest error.

(g) Each Debtor hereby irrevocably constitutes and appoints the Collateral Agent (and all Persons designated by the Collateral Agent) as such Debtor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this clause (g). The Collateral Agent, or the Collateral Agent’s designee, may, without notice and in either its or a Debtor’s name, but at the cost and expense of Debtors:

(i) Endorse a Debtor’s name on any Payment Item constituting Proceeds of Collateral or other Proceeds of Collateral (including proceeds of insurance) that come into the Collateral Agent’s possession or control; and

(ii) During a Priority Lien Debt Default, (A) sell or assign any Collateral upon such terms, for such amounts and at such times as the Collateral Agent deems advisable; (B) collect, liquidate and receive balances in Collateral Accounts and take control, in any manner, of proceeds of Collateral; (C) endorse any Document, Instrument, bill of lading, or other document or agreement relating to any Equipment or other Collateral; (D) use information contained in any data processing, electronic or information systems relating to Collateral; (E) make and adjust claims under insurance policies that insure Collateral; (F) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Debtor is a beneficiary and that constitutes Collateral; and (G) take all other actions as Collateral Agent deems appropriate to fulfill any Debtor’s obligations under the Priority Lien Debt Documents.

Section 4.04 Delivery of Instruments and Documents. If any amount payable under or in connection with any of the Collateral is or becomes evidenced by any Instrument, such Instrument shall, to the extent required by Article 5 and subject to the Intercreditor Agreement (if applicable), be immediately delivered to the Collateral Agent, duly indorsed, to be held as Collateral pursuant to this Agreement. If any good constituting Collateral are or become covered by a negotiable Document, such Document shall, to the extent required by Article 5, be immediately delivered to the Collateral Agent to be held as Collateral pursuant to this Agreement.

Section 4.05 Investment Property. With respect to Investment Property (other than Excluded Property) and Pledged Equity:

(a) If any Debtor shall at any time hold or acquire any Pledged Equity which consists of certificated securities, whether as a stock split, stock dividend, or other distribution with respect to Pledged Equity, or otherwise, such Debtor shall promptly, and in any event within thirty (30) days after receipt thereof, subject to the Intercreditor Agreement (if applicable), deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify. If any Pledged Equity now owned or hereafter acquired by any Debtor consists of uncertificated securities and is issued to such Debtor or its nominee directly by the issuer thereof, such Debtor shall immediately notify the Collateral Agent in writing thereof, and, subject to the Intercreditor Agreement (if applicable), shall take any actions reasonably requested by the Collateral to enable the Collateral Agent to obtain “control” (within the meaning of Section 8-106 of the UCC) with respect thereto. If any Pledged Equity, whether certificated securities or uncertificated securities, or other Investment Property constituting Collateral now or hereafter acquired by any Debtor is held or acquired by such Debtor or its nominee through a securities intermediary or commodity intermediary, such Debtor shall immediately notify the Collateral Agent in writing thereof and, subject to the Intercreditor Agreement (if applicable), shall take any actions reasonably requested by the Collateral Agent to enable the Collateral Agent to obtain “control” (within the meaning of Section 8-106 and/or Section 9-106 of the UCC, as applicable) with respect thereto, including the execution of Control Agreements reasonably acceptable to the Collateral Agent. To the extent that the Collateral Agent has the right pursuant to the foregoing to give entitlement orders or instructions or directions to any issuer, securities intermediary or commodity intermediary or to withhold its consent to the exercise of any withdrawal or dealing rights by any Debtor, the Collateral Agent agrees with each Debtor that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Debtor, unless a Priority Lien Debt Default has occurred and is continuing.

(b) So long as no Priority Lien Debt Default has occurred and is continuing, each Debtor shall be entitled:

(i) to exercise, in a manner not inconsistent with the terms hereof, the voting power with respect to the Pledged Equity of such Debtor, and for that purpose the Collateral Agent shall (if any Pledged Equity shall be registered in the name of the Collateral Agent or its nominee) execute or cause to be executed from time to time, at the expense of the Issuer, such proxies or other instruments in favor of such Debtor or its nominee, in such form and for such purposes as shall be reasonably requested by such Debtor, to enable it to exercise such voting power with respect to the Pledged Equity; and

(ii) except as otherwise provided herein or in the Indenture, to receive and retain for its own account any and all payments, proceeds, dividends, distributions, property, assets, or rights to the extent such are permitted pursuant to the terms of the Indenture, other than (x) stock or liquidating dividends or (y) other dividends or other amounts payable under or in connection with any recapitalization, restructuring, or other non-ordinary course event (the dividends and amounts in this clause (y) being “Extraordinary Payments”), paid, issued or distributed from time to time in respect of the Pledged Equity. During the continuation of a Priority Lien Debt Default, if any Extraordinary Payment is paid or payable, then, subject to the Intercreditor Agreement (if applicable), such sum shall be paid by each such Debtor to the Collateral Agent promptly, and in any event within ten (10) Business Days after receipt thereof, to be held by the Collateral Agent, for the benefit of the holders of the Secured Obligations, as additional collateral hereunder.

(c) Upon the occurrence and during the continuance of any Priority Lien Debt Default, all rights of each Debtor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 4.05(b) and to receive the payments, proceeds, dividends, distributions, property, assets, or rights that the Debtor would otherwise be authorized to receive and retain pursuant to Section 4.05(b) shall cease, and thereupon the Collateral Agent, at the direction of the Required Priority Lien Debtholders by an Act of Required Priority Lien Debtholders (or otherwise, as set forth in the Collateral Agency Agreement), subject to the Intercreditor Agreement (if applicable), shall be entitled to exercise all voting power with respect to the Pledged Equity and to receive and retain, as additional collateral hereunder, any and all payments, proceeds, dividends, distributions, property, assets, or rights at any time declared or paid upon any of the Pledged Equity during such a Priority Lien Debt Default and otherwise to act with respect to the Pledged Equity as outright owner thereof. In the event that the Collateral Agent, at the direction of the Required Priority Lien Debtholders by an Act of Required Priority Lien Debtholders (or otherwise, as set forth in the Collateral Agency Agreement), exercises its rights under this Section 4.05(c), it shall concurrently deliver notice thereof to the Issuer.

(d) All payments, proceeds, dividends, distributions, property, assets, instruments or rights that are received by each Debtor contrary to the provisions of this Section 4.05 shall be received and held in trust for the benefit of the Collateral Agent, for the benefit of the holders of the Secured Obligations, shall be segregated by each Debtor from other funds of such Debtor and shall be forthwith paid over to the Collateral Agent as Pledged Equity in the same form as so received (with any necessary endorsement).

(e) If such Debtor is an issuer of Pledged Equity, such Debtor agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Equity issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) it will comply with instructions received by it pursuant to the terms of Section 4.05(f) with respect to the Pledged Equity issued by it. In addition, if any such Debtor is a partnership or a limited liability company, such Debtor (i) confirms that none of the terms of any equity interest issued by it provides that such equity interest is a “security” within the meaning of the UCC, (ii) agrees that it will take no action to cause or permit any such equity interest to become a security, (iii) agrees that it will not issue any certificate representing any such equity interest and (iv) agrees that if, notwithstanding the foregoing, any such equity interest shall be or become a security, such Debtor will (and the Debtor that holds such equity interest hereby instructs such issuing Debtor to) comply with reasonable instructions originated by the Collateral Agent without further consent by such Debtor.

(f) Each Debtor hereby authorizes and instructs each issuer of any Pledged Equity pledged by such Debtor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that a Priority Lien Debt Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Debtor, and each Debtor agrees that each such issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Equity directly to the Collateral Agent for the benefit of the holders of the Secured Obligations.

Section 4.06 Collateral Accounts. The Debtors shall request in writing and otherwise take all necessary steps to ensure that all payments constituting Proceeds of the sale of Collateral are made directly to a Collateral Account. If any Debtor receives cash or Cash Equivalents that are identifiable proceeds of any Collateral, subject to the Intercreditor Agreement (if applicable), it shall hold same in trust for the Collateral Agent, for the benefit of the holders of the Secured Obligations, and promptly (not later than the next Business Day) deposit same into a Collateral Account.

Section 4.07 Intellectual Property. With respect to Intellectual Property:

(a) Such Debtor (either itself or through licensees) will (i) continue to use each Trademark necessary to the conduct of its business in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) use such Trademark with the appropriate notice of registration and substantially all other notices and legends required by applicable Laws, (iii) not knowingly adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (iv) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark necessary to the conduct of its business may become invalidated or impaired in any way;

(b) Such Debtor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent necessary for the conduct of its business may become forfeited, abandoned or dedicated to the public;

(c) Such Debtor (either itself or through licensees) (i) will employ each Copyright necessary for the conduct of its business and (ii) will not (and will not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of such Copyrights may become invalidated or otherwise impaired. Such Debtor will not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain;

(d) Such Debtor (either itself or through licensees) will not do any act that knowingly uses any Intellectual Property necessary for the conduct of its business to materially infringe the intellectual property rights of any other Person;

(e) Such Debtor will notify the Collateral Agent and each Priority Lien Representative in writing immediately if it knows, or has reason to know, that any application or registration relating to any Intellectual Property necessary for the conduct of its business may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office) regarding such Debtor’s ownership of, or the validity of, any such Intellectual Property or such Debtor’s right to register the same or to own and maintain the same;

(f) Whenever such Debtor, either by itself or through any agent, employee, licensee or designee, shall file or acquire a registration of any Intellectual Property or an application for the registration therefor with the United States Patent and Trademark Office, the United States Copyright Office or any similar Governmental Authority of the United States, any State thereof or any other country, such Debtor shall report such filing or acquisition to the Collateral Agent within 30 days after the date on which such filing or acquisition occurs, and any such Intellectual Property shall automatically constitute Collateral and shall be subject to the security interest created by this Agreement. Upon request of the Collateral Agent, subject to the Intercreditor Agreement (if applicable), such Debtor shall promptly execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the security interest granted hereunder to the Collateral Agent for the benefit of the holders of the Secured Obligations in any Copyright, Patent or Trademark necessary for the conduct of its business and the goodwill and general intangibles of such Debtor relating thereto or represented thereby;

(g) Such Debtor will take commercially reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office and the United States Copyright Office, to maintain and pursue each application relating to any Intellectual Property necessary for the conduct of its business (and to obtain the relevant registration) and to maintain each registration of such Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability; and

(h) In the event that any Intellectual Property necessary for the conduct of its business is infringed, misappropriated or diluted by a third party, such Debtor shall (i) take such actions as such Debtor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent in writing after it learns thereof and take such actions as such Debtor shall reasonably deem appropriate under the circumstances, including filing suit for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for infringement, misappropriation or dilution.

Section 4.08 Equipment. (a) Each Debtor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to the Collateral Agent, on such periodic basis as the Collateral Agent may request, a current schedule thereof, in form satisfactory to the Collateral Agent. Promptly upon request, the Debtors shall deliver to the Collateral Agent evidence of their ownership or interests in any Equipment.

(b) No Debtor shall sell, lease or otherwise dispose of any Equipment without prior written notice to the Collateral Agent, other than as permitted under the Indenture.

(c) The Equipment of each Debtor is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, in each case except for (i) reasonable wear and tear and (ii) Equipment that is being repaired or replaced in the ordinary course of business. Each Debtor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications, except where the failure to ensure the foregoing is not adverse in any material respect to the holders of the Secured Obligations. No Debtor shall permit any Equipment to become affixed to, or located at, real property leased by such Debtor if the aggregate amount of payments due by such Debtor during any fiscal year pursuant to the term of such lease exceeds $100,000, unless the Debtor shall have delivered prior written notice thereof to the Collateral Agent and shall use commercially reasonable efforts to cause the landlord of such real property to deliver to the Collateral Agent a lien waiver to the Collateral Agent. With respect to any real property leased by any Debtor upon which any Equipment is affixed or located as of the date hereof, if the terms of the lease for such real property provide for aggregate payments by such Debtor during any fiscal year in excess of $100,000, such Debtor shall use commercially reasonable efforts to cause the landlord of such real property to deliver to the Collateral Agent a lien waiver in a form reasonably acceptable to the Collateral Agent (which will not require the expenditure of any consent fee, other than reimbursement of costs, to the landlord). If a Debtor is unable to comply with the foregoing requirements of the third and fourth sentences of this Section 4.08(c) after using commercially reasonable efforts to do so, the Debtor shall deliver an Officers’ Certificate to the Collateral Agent certifying that it is unable to comply with such requirements after using commercially reasonable efforts to do so with a brief description of such efforts. The Collateral Agent may conclusively rely on such Certificate.

(d) Subject to Section 11.3(c) of the Indenture and the terms of the Intercreditor Agreement (if applicable), with respect to any item of Titled Equipment now or hereafter owned by a Debtor and with respect to which perfection must be effected by a means other than the filing of an appropriate financing statement under the applicable Uniform Commercial Code, such Debtor agrees to take such action (or cause its Subsidiaries to take such action), including endorsing certificates of title or executing applications for transfer of title, as is reasonably required by the Collateral to enable the Collateral Agent to properly perfect and protect its Lien on such Titled Equipment and to transfer the same.

Section 4.09 Actions With Respect to Certain Collateral. (a) If any Debtor shall at any time hold or acquire a Commercial Tort Claim with a value in excess of $500,000, such Debtor shall promptly notify the Collateral Agent in a writing signed by such Debtor of the brief details thereof and, subject to the Intercreditor Agreement (if applicable), grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

(b) If any Debtor shall at any time hold or acquire any vessel, aircraft, aircraft engines, or aircraft propellers, such Debtor shall promptly notify the Collateral Agent in a writing signed by such Debtor, and shall take all actions reasonably requested by the Collateral Agent, subject to the Intercreditor Agreement (if applicable), to ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, a security interest therein.

(c) If any goods that constitute Collateral with a value in excess of $250,000 are at any time in the possession of a bailee, the applicable Debtor or Debtors shall promptly notify the Collateral Agent in writing thereof and, if requested by the Collateral Agent and subject to the terms of the Intercreditor Agreement (if applicable), shall promptly use all commercially reasonable efforts to obtain a landlord’s agreement from such bailee, or a similar agreement in form and substance reasonably satisfactory to the Collateral Agent.

ARTICLE 5

LIMITATION ON PERFECTION OF SECURITY INTEREST

Section 5.01 Instruments. The perfection of the security interest granted in Article 2 above in Instruments will, prior to the occurrence of a Priority Lien Debt Default (and after the occurrence of a Priority Lien Debt Default unless the Collateral Agent has required that further actions are taken with respect to the perfection thereof), be effected solely by filing an appropriate financing statement under the applicable Uniform Commercial Code so long as (a) with respect to all Instruments, the aggregate face amount of all such Instruments does not exceed $500,000 and (b) with respect to any individual Instrument, the face amount thereof does not exceed $500,000. Notwithstanding the foregoing, if no Priority Lien Debt Default exists, then upon the request of any Debtor the Collateral Agent shall deliver any Instrument in its possession to that Debtor if that Debtor requires possession in order to collect such Instrument. In the event that the aggregate face amount of such Instruments exceeds $500,000 individually or in the aggregate, the Debtors shall provide prompt written notice thereof to the Collateral Agent.

Section 5.02 Documents. The perfection of the security interest granted in Article 2 above in Documents will, prior to the occurrence of a Priority Lien Debt Default (and after the occurrence of a Priority Lien Debt Default unless the Collateral Agent has required that further actions are taken with respect to the perfection thereof), be effected solely by filing an appropriate financing statement under the applicable Uniform Commercial Code so long as (a) the aggregate value of the goods covered by all such Documents does not exceed $500,000 and (b) the value of the goods covered by any individual Document does not exceed $500,000. In the event that the value of goods constituting Collateral covered by such Documents exceeds $500,000 individually or in the aggregate, the Debtors shall provide prompt written notice thereof to the Collateral Agent.

Section 5.03 Letter of Credit Rights. The perfection of the security interest granted in Article 2 above in Letter-of-Credit Rights will be required only with respect to (a) solely following the occurrence of a Priority Lien Debt Default and request by the Collateral Agent, any individual Letter-of-Credit Right the face amount of which exceeds $2,500,000 and (b) any Letter-of-Credit-Rights constituting Supporting Obligations. In the event that the face amount of any individual Letter-of-Credit Right exceeds $2,500,000 or that any Letter-of-Credit-Rights constitute Supporting Obligations, the Debtors shall provide prompt written notice thereof to the Collateral Agent.

Section 5.04 Fixtures. The perfection of the security interest granted in Article 2 above in Fixtures will, prior to the occurrence of a Priority Lien Debt Default (and after the occurrence of a Priority Lien Debt Default unless the Collateral Agent has required that further actions are taken with respect to the perfection thereof), be effected by, at the option of the Collateral Agent, either (1) filing an appropriate financing statement with the appropriate Secretary of State under the applicable Uniform Commercial Code or (2) filing a Mortgage constituting an appropriate Fixture filing in the real property records of the applicable jurisdiction.

Section 5.05 Actions Outside United States. Notwithstanding anything to the contrary herein, no Debtor shall be required to take any actions under any laws outside of the United States to grant, perfect or provide for the enforcement of any security interest granted or created under this Agreement.

ARTICLE 6

REMEDIAL PROVISIONS

During the existence of a Priority Lien Debt Default, the Collateral Agent, subject to the Intercreditor Agreement, at the direction of the Required Priority Lien Debtholders by an Act of Required Priority Lien Debtholders (or as otherwise set forth in the Collateral Agency Agreement), exercise one or more of the remedies specified elsewhere in this Agreement or the following remedies:

Section 6.01 General Interim Remedies. (a) To the extent permitted by Law, the Collateral Agent may exercise all the rights and remedies of a secured party under the UCC.

(b) The Collateral Agent may prosecute actions in equity or at law for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted or for the enforcement of any other appropriate legal or equitable remedy without posting a bond or providing other security.

(c) The Collateral Agent may require any Debtor to promptly assemble any tangible Collateral of such Debtor and make it available to the Collateral Agent at a place to be designated by the Collateral Agent. The Collateral Agent or its designee may occupy any premises owned or leased by any Debtor where the Collateral is assembled for a reasonable period in order to effectuate the Collateral Agent’s rights and remedies hereunder or under law, without obligation to any Debtor with respect to such occupation.

Section 6.02 Instruments and Payment Intangibles. Without limiting any other rights of the Collateral Agent under the Priority Lien Debt Documents, during the existence of a Priority Lien Debt Default, the Collateral Agent, at the direction of the Required Priority Lien Debtholders by an Act of Required Priority Lien Debtholders (or as otherwise set forth in the Collateral Agency Agreement), shall, establish Collateral Accounts for the purpose of collecting the payments due to the Debtors with respect to Instruments and/or Payment Intangibles that constitute Collateral and holding the proceeds thereof, and may, or may direct the Debtors to, instruct all makers and/or all obligors with respect thereto to make all payments with respect to such Collateral directly to the Collateral Agent, for the benefit of the holders of the Secured Obligations, for deposit into such Collateral Account. After such direction to the Debtors, all payments, whether of principal, interest, or other amounts with respect to Instruments and/or Payment Intangibles that constitute Collateral shall be directed to such Collateral Accounts until such direction is revoked in writing by the Collateral Agent. All such payments which may from time to time come into the possession of any Debtor shall be held in trust for the Collateral Agent for the benefit of the holders of the Secured Obligations, segregated from the other funds of such Debtor, and delivered to the Collateral Agent immediately in the form received with any necessary endorsement for deposit into such Collateral Account, such delivery in no event to be later than one Business Day after receipt thereof by the applicable Debtor. Each Debtor agrees to execute any documents reasonably requested by the Collateral Agent to create any Collateral Account and pledge it to the Collateral Agent for the benefit of the holders of the Secured Obligations. In connection with the foregoing, the Collateral Agent shall have the right at any time during the existence of a Priority Lien Debt Default to take any of the following actions, in the Collateral Agent’s own name or in the name of the applicable Debtor: compromise or extend the time for payment of any payments due with respect to any Instrument upon such terms as the Collateral Agent may reasonably determine; endorse the name of the applicable Debtor, on checks, instruments, or other evidences of payment with respect to any such Collateral; make written or verbal requests for verification of amount owing on any such Collateral from the maker thereof or obligor thereunder; open mail addressed to such Debtor which the Collateral Agent reasonably believes relates to any such Collateral, and, to the extent of checks or other payments with respect to any such Collateral, dispose of same in accordance with this Agreement; take action in the Collateral Agent’s name or the applicable Debtor’s name, to enforce collection; and take all other action necessary to carry out this Agreement and give effect to the Collateral Agent’s rights hereunder. Costs and expenses incurred by the Collateral Agent in collection and enforcement of amounts owed under any Contracts or otherwise with respect to Instruments and/or Payment Intangibles that constitute Collateral, including attorneys’ fees and out-of-pocket expenses, shall be reimbursed by the applicable Debtor to the Collateral Agent on demand.

Section 6.03 Pledged Equity. (a) Each Debtor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Equity, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Debtor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if such issuer would agree to do so.

(b) Each Debtor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 6.03 valid and binding and in compliance with any and all other applicable Laws; provided that, notwithstanding the foregoing, each Debtor agrees to use its best efforts to obtain all Affiliate consents and approvals and cause to be done all such other acts by any Affiliate as may be necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 6.03 valid and binding and in compliance with any and all other applicable Laws. Each Debtor further agrees that a breach of any of the covenants contained in this Section 6.03 will cause irreparable injury to the Collateral Agent and the holders of the Secured Obligations, that the Collateral Agent and the holders of the Secured Obligations have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.03 shall be specifically enforceable against such Debtor, and such Debtor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Priority Lien Debt Default has occurred.

Section 6.04 Foreclosure. (a) The Collateral Agent may foreclose on the Collateral in any manner permitted by the courts of or in the State of New York or the jurisdiction in which any Collateral is located. If the Collateral Agent should institute a suit for the collection of the Secured Obligations and for the foreclosure of this Agreement, the Collateral Agent may at any time before the entry of a final judgment dismiss the same, and take any other action permitted by this Agreement.

(b) To the extent permitted by law, the Collateral Agent may exercise all the foreclosure rights and remedies of a secured party under the UCC. In connection therewith, the Collateral Agent may sell any Collateral at public or private sale, at the office of the Collateral Agent or elsewhere, for cash or credit and upon such other terms as the Collateral Agent deems commercially reasonable. The Collateral Agent may sell any Collateral at one or more sales, and the security interest granted hereunder shall remain in effect as to the unsold portion of the Collateral. Each Debtor agrees that to the extent permitted by law such sales may be made without notice. If notice is required by law, each Debtor hereby deems ten days advance notice of the time and place of any public or private sale reasonable notification, recognizing that if any portion of the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, shorter notice may be reasonable. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any sale by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was adjourned. In the event that any sale hereunder is not completed or is defective in the opinion of the Collateral Agent, the Collateral Agent shall have the right to cause subsequent sales to be made hereunder. Any statements of fact or other recitals made in any bill of sale, assignment, or other document representing any sale hereunder, including statements relating to the occurrence of a Priority Lien Debt Default, acceleration of the Secured Obligations, notice of the sale, the time, place, and terms of the sale, and other actions taken by the Collateral Agent in relation to the sale may be conclusively relied upon by the purchaser at any sale hereunder. The Collateral Agent may delegate to any agent the performance of any acts in connection with any sale hereunder, including the sending of notices and the conduct of the sale.

Section 6.05 Application of Proceeds. (a) Unless otherwise specified herein, any cash proceeds received by the Collateral Agent from the sale of, collection of, or other realization upon any part of the Collateral or any other amounts received by the Collateral Agent hereunder may be, at the discretion of the Collateral Agent (i) held by the Collateral Agent in one or more Collateral Accounts as cash collateral for the Secured Obligations or (ii) subject to the terms of the Collateral Agency Agreement and, if applicable, the Intercreditor Agreement, applied to the Secured Obligations.

(b) Amounts applied to the Secured Obligations shall be applied in the following order:

First, to the payment of the costs and expenses of exercising the Collateral Agent’s rights hereunder, whether expressly provided for herein or otherwise; and

Second, to the payment of the Secured Obligations in the order set forth in Section 3.4 of the Collateral Agency Agreement and the Priority Lien Debt Documents.

Any surplus cash collateral or cash proceeds held by the Collateral Agent after payment in full of the Secured Obligations shall be paid over to such Debtor or to whomever may be lawfully entitled to receive such surplus.

Section 6.06 Waiver of Certain Rights. To the full extent each Debtor may do so, such Debtor shall not insist upon, plead, claim, or take advantage of any law providing for any appraisement, valuation, stay, extension, or redemption, and such Debtor hereby waives and releases the same, and all rights to a marshaling of the assets of such Debtor, including the Collateral of such Debtor, or to a sale in inverse order of alienation in the event of foreclosure of the liens and security interests hereby created. Such Debtor shall not assert any right under any law pertaining to the marshaling of assets, sale in inverse order of alienation, the administration of estates of decedents or other matters whatever to defeat, reduce, or affect the right of the Collateral Agent under the terms of this Agreement.

Section 6.07 Remedies Cumulative. The Collateral Agent’s remedies under this Agreement and the Priority Lien Debt Documents to which any Debtor is a party shall be cumulative, and no delay in enforcing this Agreement and the Priority Lien Debt Documents to which any Debtor is a party shall act as a waiver of the Collateral Agent’s rights hereunder.

Section 6.08 Reinstatement. The obligations of each Debtor under this Agreement shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any of the Secured Obligations is rescinded or otherwise must be restored or returned by the Collateral Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Debtor or any other obligor or otherwise, all as though such payment had not been made.

ARTICLE 7

MISCELLANEOUS

Section 7.01 Amendments. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 7.1 of the Collateral Agency Agreement.

Section 7.02 Notices. All notices, requests and demands to or upon the Collateral Agent hereunder shall be in writing and effected in the manner provided for in Section 7.5 of the Collateral Agency Agreement. All notices, requests and demands hereunder to any Debtor shall be in writing delivered by United States mail, telecopy number, personal delivery or nationally established overnight courier service set forth in Schedule 3.3(b) attached hereto or at such other address in the United States as may be specified by such Debtor in a written notice delivered to the Collateral Agent in accordance with Section 7.5 of the Collateral Agency Agreement.

Section 7.03 No Waiver by Course of Conduct; Cumulative Remedies; No Duty. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent would otherwise have on any future occasion. The rights and remedies provided herein and in the other Priority Lien Debt Document are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law. The powers conferred on the Collateral Agent under this Agreement are solely to protect the Collateral Agent’s rights under this Agreement and shall not impose any duty upon it to exercise any such powers. Except as elsewhere provided hereunder, the Collateral Agent shall have no duty as to any of the Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral.

Section 7.04 Enforcement Expenses; Indemnification. (a) Each Debtor agrees to pay, or reimburse the Collateral Agent for, all costs and expenses incurred in connection with the enforcement, attempted enforcement, exercise, or preservation of any rights or remedies under this Agreement or the other Priority Lien Debt Document to which such Debtor is a party (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Secured Obligations and during any legal proceeding, including any proceeding under any Bankruptcy Law), including all attorney fees.

(b) Each Debtor agrees, jointly and severally, to pay, and to indemnify and hold the Collateral Agent and each holder of the Secured Obligations harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Debtor agrees to pay, and to indemnify and hold the Collateral Agent, each holder of the Secured Obligations, and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the fees, charges and disbursements of any counsel for any Indemnitee) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with the execution, delivery, enforcement, performance or administration of any Guaranty, this Agreement, or any Priority Lien Debt Document to which such Debtor is a party, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(d) All amounts due under this Section 7.04 shall be payable upon demand therefor. The agreements in this Section shall survive repayment of the Secured Obligations and all other amounts payable under the Indenture and the other Priority Lien Debt Documents and the resignation and removal of the Collateral Agent.

Section 7.05 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Debtor and shall inure to the benefit of the Collateral Agent and the holders of the Secured Obligations and their successors and assigns; provided that no Debtor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

Section 7.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic communication (including via email PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.08 Section Headings. The Section headings used in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 7.09 Integration. This Agreement, together with the other Priority Lien Debt Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

Section 7.10 GOVERNING LAW ETC. Sections 7.12 (Governing Law), 7.13 (Consent to Jurisdiction; Waivers), and 7.14 (Waiver of Jury Trial) of the Collateral Agency Agreement are hereby incorporated by reference herein mutatis mutandis, as if set forth verbatim herein as agreements of the parties hereto.

Section 7.11 Additional Debtors. Each Restricted Subsidiary of the Issuer that is required to become a party to this Agreement after the date hereof pursuant to Section 7.17 of the Collateral Agency Agreement shall become a Debtor for all purposes of this Agreement upon execution and delivery by such Restricted Subsidiary of an instrument in the form of Annex I hereto.

Section 7.12 Termination; Releases. (a) This Agreement and the security interest created hereby shall terminate upon payment in full of all Secured Obligations (other than contingent indemnification obligations), at which time the Collateral Agent shall, subject to the Intercreditor Agreement, execute and deliver to the Debtors or the Debtors’ designee, at the Debtors’ expense, all Uniform Commercial Code termination statements and similar documents which the Debtors shall reasonably request from time to time to evidence such termination, shall deliver to the Debtors or the Debtors’ designee all Collateral then in its possession, and shall authorize the Issuer to remove the Collateral Agent as an additional insured or loss payee under the Debtor’s insurance policies. Any execution and delivery of termination statements or documents pursuant to this Section 7.12(a) shall be without recourse to or warranty by the Collateral Agent.

(b) Any Debtor other than the Issuer shall automatically be released from its obligations hereunder and the security interest granted hereby in the Collateral of such Debtor shall be automatically released as set forth in the Collateral Agency Agreement, the Indenture and the other Priority Lien Debt Documents. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Debtor in a transaction permitted by the Permitted Lien Debt Documents the security interest created hereby in any Collateral that is so sold, transferred or otherwise disposed of shall automatically terminate and be released upon the closing of such sale, transfer or other disposition, as set forth in the Collateral Agency Agreement, Indenture and the other Priority Lien Debt Documents; provided, however, that such security interest will continue to attach to all Proceeds of such sales or other dispositions. In connection with any of the foregoing, subject to the Intercreditor Agreement (if applicable), the Collateral Agent, upon receipt of an Officers’ Certificate stating that such termination is in compliance with the applicable provisions of the Priority Lien Debt Documents and that the Debtor is not required by the Priority Lien Debt Documents to grant any lien upon such property, shall deliver to the Debtors any Collateral then in its possession and shall execute and deliver to the Debtors or the Debtors’ designee, at the Debtors’ expense, all Uniform Commercial Code termination statements and similar documents that the Debtors shall reasonably request from time to time to evidence such termination. Any execution and delivery of termination statements or documents pursuant to this Section 7.12(b) shall be without recourse to or warranty by the Collateral Agent.

(c) Each Debtor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Collateral Agent subject to such Debtor’s rights under Section 9-509(d)(2) of the UCC.

(d) The Collateral Agent shall have no liability whatsoever to any other Priority Lien Secured Party as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in good faith believed to be in accordance with) this Section 7.12.

Section 7.13 Intercreditor Agreement. Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Collateral Agent pursuant to this Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder or the application of Proceeds (including insurance proceeds) of any Collateral, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

Section 7.14 Collateral Agent. The rights, privileges, immunities and protections of the Collateral Agent are contained in the Collateral Agency Agreement, which rights, privileges, immunities and protections are incorporated herein by reference. This Agreement is subject to the terms and conditions of the Collateral Agency Agreement.

[Signature pages follow.]

EXECUTED as of the date first above written.

UMB BANK, N.A.,
as Collateral Agent

By:	/s/ Shazia Flores
Name:	Shazia Flores
Title:	Vice President

[Signature Page to Security Agreement]

ACID SERVICES, LLC

ADMIRAL WELL SERVICE, INC.

BASIC ESA, INC.

BASIC MARINE SERVICES, INC.

CHAPARRAL SERVICE, INC.

FIRST ENERGY SERVICES COMPANY

GLOBE WELL SERVICE, INC.

JETSTAR ENERGY SERVICES, INC

JETSTAR HOLDINGS, INC.

JS ACQUISITION LLC

LEBUS OIL FIELD SERVICE CO.

MAVERICK COIL TUBING SERVICES, LLC

MAVERICK SOLUTIONS, LLC

MAVERICK STIMULATION COMPANY, LLC

MAVERICK THRU-TUBING SERVICES, LLC

MCM HOLDINGS, LLC

MSM LEASING, LLC

PERMIAN PLAZA, LLC

PLATINUM PRESSURE SERVICES, INC.

SCH DISPOSAL, L L C

SLEDGE DRILLING CORP.

THE MAVERICK COMPANIES, LLC

XTERRA FISHING & RENTAL TOOLS CO.

By:	/s/ T.M. “Roe” Patterson
Name:	T.M. “Roe” Patterson
Title:	President

[SIGNATURE PAGE TO SECURITY AGREEMENT]

BASIC ENERGY SERVICES, INC.

By:	/s/ T.M. “Roe” Patterson
Name:	T.M. “Roe” Patterson
Title:	President and Chief Executive Officer

BASIC ENERGY SERVICES LP, LLC

By:	/s/ T.M. “Roe” Patterson
Name:	T.M. “Roe” Patterson
Title:	President and Chief Executive Officer

BASIC ENERGY SERVICES GP, LLC

By:	/s/ T.M. “Roe” Patterson
Name:	T.M. “Roe” Patterson
Title:	President and Chief Executive Officer

BASIC ENERGY SERVICES, L.P.

By:	BASIC ENERGY SERVICES GP, LLC,
its General Partner

By:	Basic Energy Services, Inc., its sole member

By:	/s/ T.M. “Roe” Patterson
Name:	T.M. “Roe” Patterson
Title:	President and Chief Executive Officer

TAYLOR INDUSTRIES, LLC

By:	/s/ T.M. “Roe” Patterson
Name:	T.M. “Roe” Patterson
Title:	Chief Executive Officer

[SIGNATURE PAGE TO SECURITY AGREEMENT]

SCHEDULE 3.3(a)

ORGANIZATION & LOCATION INFORMATION

Debtor	Jurisdiction & Type of Organization	Organizational ID#	Chief Executive Office, Sole Place of Business, or Principal Residence
Basic Energy Services, Inc.	Delaware corporation	3611854	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Acid Services, LLC	Kansas limited liability company	2347722	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Admiral Well Service, Inc.	Texas corporation	0801050244	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Basic Energy Services GP, LLC	Delaware limited liability company	3611876	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Basic Energy Services LP, LLC	Delaware limited liability company	3611879	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Basic Energy Services, L.P.	Delaware limited partnership	2307778	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Basic ESA, Inc.	Texas corporation	57139400	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Basic Marine Services, Inc.	Delaware corporation	3917169	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Chaparral Service, Inc.	New Mexico corporation	642181	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

First Energy Services Company	Delaware corporation	3215172	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Globe Well Service, Inc.	Texas corporation	46471700	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

JetStar Energy Services, Inc.	Texas corporation	800481218	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Debtor	Jurisdiction & Type of Organization	Organizational ID#	Chief Executive Office, Sole Place of Business, or Principal Residence
JetStar Holdings, Inc.	Delaware corporation	3954247	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

JS Acquisition LLC	Delaware corporation	4278935	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

LeBus Oil Field Service Co.	Texas corporation	77931600	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Maverick Coil Tubing Services, LLC	Colorado limited liability company	20001207071	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Maverick Solutions, LLC	Colorado limited liability company	20031245775	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Maverick Stimulation Company, LLC	Colorado limited liability company	19961105940	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Maverick Thru-Tubing Services, LLC	Colorado limited liability company	20091658924	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

MCM Holdings, LLC	Colorado limited liability company	20011090566	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

MSM Leasing, LLC	Colorado limited liability company	20091399908	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Permian Plaza, LLC	Texas limited liability company	800859993	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Platinum Pressure Services, Inc.	Texas corporation	0800888088	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

SCH Disposal, L.L.C.	Texas limited liability company	704317322	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Sledge Drilling Corp.	Texas corporation	800575730	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Taylor Industries, LLC	Texas limited liability company	801259923	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Schedule 3.3(a) to Security Agreement

Debtor	Jurisdiction & Type of Organization	Organizational ID#	Chief Executive Office, Sole Place of Business, or Principal Residence
The Maverick Companies, LLC	Colorado limited liability company	20061298717	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

XTERRA Fishing & Rental Tools Co.	Texas corporation	158550700	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Schedule 3.3(a) to Security Agreement

SCHEDULE 3.3(b)

NOTICE INFORMATION

Debtor	Notice Information
Basic Energy Services, Inc.	801 Cherry Street, Suite 2100 Fort Worth, Texas 76102 Attention: T.M. “Roe” Patterson Telephone: (432) 620-5500 Telecopier: (432) 620-5501 Electronic Mail: Roe.Patterson@basicenergyservices.com
Acid Services, LLC
Admiral Well Service, Inc.
Basic Energy Services GP, LLC
Basic Energy Services LP, LLC
Basic Energy Services, L.P.
Basic ESA, Inc.
Basic Marine Services, Inc.
Chaparral Service, Inc.
First Energy Services Company
Globe Well Service, Inc.
JetStar Energy Services, Inc.
JetStar Holdings, Inc.
JS Acquisition LLC
LeBus Oil Field Service Co.
Maverick Coil Tubing Services, LLC
Maverick Solutions, LLC
Maverick Stimulation Company, LLC
Maverick Thru-Tubing Services, LLC
MCM Holdings, LLC
MSM Leasing, LLC
Permian Plaza, LLC
Platinum Pressure Services, Inc.
SCH Disposal, L.L.C.
Sledge Drilling Corp.
Taylor Industries, LLC
The Maverick Companies, LLC
XTERRA Fishing & Rental Tools Co.

Schedule 3.3(b) to Security Agreement

SCHEDULE 3.4

CERTAIN COLLATERAL

PATENTS/ TRADEMARKS

Schedule 3.6 of this Agreement is incorporated herein as if fully set forth herein.

Schedule 3.4 to Security Agreement

SCHEDULE 3.5(a)

PLEDGED EQUITY

Pledgor	Pledged Entity	Certificate #	Number & Type of Shares	Percentage of Shares
Basic Energy Services, Inc.	Basic Energy Services GP, LLC	002	1,000 Units of membership interest	100%
Basic Energy Services, Inc.	Basic Energy Services LP, LLC	002	1,000 Units of membership interest	100%
Basic Energy Services GP, LLC	Basic Energy Services, L.P.	*	0.10% GP interest	100%
Basic Energy Services, Inc.	Basic ESA, Inc.	135 & 136	510,000 shares of common stock	100%
Basic Energy Services, L.P.	Basic Energy Services International, LLC	*	1,000 Units of membership interest	100%
Basic ESA, Inc.	ESA de Mexico S.A. de C.v	*	1% partes sociales	100%
Basic Energy Services, L.P.	Basic Marine Services, Inc.	2	10 shares of common stock	100%
Basic Energy Services, L.P.	Chaparral Service, Inc.	10	13,000 shares of common stock	100%
Basic Energy Services, L.P.	First Energy Services Company	29	1,000 shares of common stock	100%
Basic Energy Services, L.P.	Globe Well Service, Inc.	21	4,521 shares of common stock	100%
Basic Energy Services, L.P.	JS Acquisition LLC	001	100 units of membership interest	100%
Basic Energy Services, L.P.	LeBus Oil Field Service Co.	42	1,000 shares of common stock	100%

Schedule 3.5(a) to Security Agreement

Pledgor	Pledged Entity	Certificate #	Number & Type of Shares	Percentage of Shares
Basic Energy Services, L.P.	Maverick Coil Tubing Services, LLC	*	Membership interests	100%
Basic Energy Services, L.P.	Maverick Solutions, LLC	*	Membership interests	100%
Basic Energy Services, L.P.	Maverick Stimulation Company, LLC	*	Membership interests	100%
Basic Energy Services, L.P.	Maverick Thru-Tubing Services, LLC	*	Membership interests	100%
Basic Energy Services, L.P.	MCM Holdings, LLC	*	Membership interests	100%
Basic Energy Services, L.P	MSM Leasing, LLC	*	Membership interests	100%
Basic Energy Services, L.P	The Maverick Companies, LLC	*	Membership interests	100%
Basic Energy Services, L.P.	Permian Plaza, LLC	1	Membership interest	100%
Basic Energy Services, L.P.	Platinum Pressure Services, Inc.	12	9,642,862 shares of common stock	100%
Basic Energy Services, L.P.	SCH Disposal, L.L.C.	6	Membership interest	100%
Basic Energy Services, L.P.	Sledge Drilling Corp.	7	650,000 shares of common stock	100%
Basic Energy Services, L.P.	Taylor Industries, LLC	1	Membership interest	100%
Basic Energy Services, L.P.	XTERRA Fishing & Rental Tools Co.	6	68,000 shares of common stock	100%
Basic Energy Services, L.P.	Robota Energy Equipment, LLC	1	Membership interest	80%

Schedule 3.3(a) to Security Agreement

Pledgor	Pledged Entity	Certificate #	Number & Type of Shares	Percentage of Shares
Basic Energy Services, LP, LLC	Basic Energy Services, L.P.	*	99.9% Limited Partnership Interest	100%
JetStar Holdings, Inc.	JetStar Energy Services, Inc.	C001	100 shares of common stock	100%
JS Acquisition LLC	Acid Services, LLC	23	Membership interest	100%
JS Acquisition LLC (successor by merger to JetStar Consolidated Holdings, Inc.)	JetStar Holdings, Inc.	C002	100 shares of common stock	100%
Platinum Pressure Services, Inc.	Admiral Well Service, Inc.	2	100 shares of common stock	100%
Basic Energy Services, L.P.	Robota Energy Equipment, LLC	6	20 units of membership interest	20%

*	The membership interest in each of the entities are not currently represented by certificates issued to the membership interest owner.

Schedule 3.3(a) to Security Agreement

SCHEDULE 3.5(c)

INSTRUMENTS

Intercompany Note.

Schedule 3.5(c) to Security Agreement